Exhibit 11
                            THERMO OPTEK CORPORATION

                        Computation of Earnings per Share


                                                     Three Months Ended
                                              -------------------------------
                                               March 29,           March 30,
                                                    1997                1996
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   Computation of Primary Earnings per Share:

   Net Income (a)                            $ 6,749,000         $ 4,296,000
                                             -----------         -----------

   Shares:
     Weighted average shares outstanding      48,450,000          45,000,000

     Add: Shares issuable from
          assumed exercise of options
          (as determined by the
          application of the treasury
          stock method)                                -             157,040
                                             -----------         -----------

     Weighted average shares outstanding,
       as adjusted (b)                        48,450,000          45,157,040
                                             -----------         -----------

   Primary Earnings per Share (a) / (b)      $       .14         $       .10
                                             ===========         ===========